Exhibit 99.1

Investor Relations:	Public Relations:
Gary Meyers	Steve Gabriel
Synplicity, Inc.	Porter Novelli
408/215-6000	408/369-4600
ir@synplicity.com	steve.gabriel@porternovelli.com

SYNPLICITY ANNOUNCES RECORD Q2 RESULTS

Highlights:

•	Second quarter revenue and earnings per share exceeded guidance

•	Second quarter GAAP net income of $921,000, or $0.03 per diluted share

•	Second quarter pro forma net income of $1.1 million, or $0.04 per diluted share

•	Total product bookings increased in the second quarter of 2005 on a year over year and sequential basis

SUNNYVALE, Calif., July 20, 2005 — Synplicity, Inc. (Nasdaq: SYNP), a leading supplier of software for the design and verification of semiconductors, today announced financial results for the quarter ended June 30, 2005. Revenue for the quarter ended June 30, 2005 was $15.2 million, a 7 percent increase from revenue of $14.2 million for the quarter ended June 30, 2004 and a 4 percent sequential increase from revenue of $14.6 million for the quarter ended March 31, 2005.

On a generally accepted accounting principles (GAAP) basis, net income was $921,000, or $0.03 per diluted share, for the quarter ended June 30, 2005, as compared to GAAP net income of $469,000, or $0.02 per diluted share, for the quarter ended June 30, 2004, and GAAP net income of $515,000, or $0.02 per diluted share, for the quarter ended March 31, 2005. GAAP net income amounts include $222,000 in amortization of intangible assets from acquisitions and $6,000 in stock-based compensation expense, for the quarter ended June 30, 2005, $222,000 in amortization of intangible assets from acquisitions and $57,000 in stock-based compensation expense for the quarter ended June 30, 2004, and $223,000 in amortization of intangible assets from acquisitions and $9,000 in stock-based compensation expense for the quarter ended March 31, 2005.

Pro forma net income was $1.1 million, or $0.04 per diluted share, for the quarter ended June 30, 2005, compared to pro forma net income of $748,000, or $0.03 per diluted share, for the quarter ended June 30, 2004, and pro forma net income of $747,000, or $0.03 per diluted share, for the quarter ended March 31, 2005. Pro forma figures exclude the impact of amortization of intangible assets and stock-based compensation expense. A reconciliation of GAAP to pro forma net income is included with this press release.

For the six months ended June 30, 2005, revenue was $29.7 million, a 7 percent increase from revenue of $27.7 million for the six months ended June 30, 2004. For the six months ended June 30, 2005, Synplicity had

GAAP net income of $1.4 million, or $0.05 per diluted share, as compared to GAAP net income of $765,000, or $0.03 per diluted share, for the six months ended June 30, 2004. Pro forma net income was $1.9 million, or $0.07 per diluted share, for the six months ended June 30, 2005, compared to pro forma net income of $1.3 million, or $0.05 per diluted share, for the six months ended June 30, 2004. Pro forma figures exclude the impact of amortization of intangible assets and stock-based compensation expense.

“In the second quarter, we continued to grow revenues and profits. In the FPGA line of business we had strong sequential and year over year bookings growth of the Synplify Pro and Identify product lines. We also had more than 100% year over year bookings growth for the structured ASIC product line and sold a record number of structured ASIC licenses,” said Gary Meyers, President and CEO. “As we look to the remainder of 2005, we are focused on continuing to drive growth and profitability,” Meyers concluded.

Business Outlook

The following statements are based on current expectations. We do not intend to update, confirm or change this guidance until our earnings conference call, although we may provide additional detail regarding our guidance on today’s scheduled call.

•	Revenue for the third quarter of 2005 is expected to be approximately $15.8 million

•	GAAP and pro forma net income per fully diluted share for the third quarter of 2005 are expected to be approximately $0.05 and $0.06, respectively

•	Revenue for 2005 is expected to be approximately $62 to $63 million, an increase from prior guidance

•	GAAP and pro forma net income per fully diluted share for 2005 are expected to be approximately $0.19 and $0.22, respectively, an increase from prior guidance

Audio Webcast

Synplicity’s earnings call will be webcast today at 2:00 p.m. Pacific, and may be accessed at http://investor.synplicity.com or at http://www.firstcallevents.com. Synplicity will discuss its second quarter 2005 results and 2005 business outlook. Following completion of the call, a rebroadcast of the webcast will be available at http://investor.synplicity.com through July 31, 2005. For those without access to the Internet, a replay of the call will be available from 5:00 p.m. Pacific on July 20, 2005 through July 27, 2005. To listen to a replay, call (719) 457-0820, access code 1975614.

Use of Non-GAAP Financial Measures

This press release includes financial measures for net income and net income per share that exclude certain non-cash charges and that have not been calculated in accordance with GAAP. These measures differ from GAAP in that they exclude the amortization of intangible assets from acquisitions and stock-based compensation expense for stock options granted prior to Synplicity’s initial public offering. Synplicity has previously provided these measurements in addition to GAAP financial results because it believes they provide a consistent basis for comparison between quarters that is not influenced by certain non-cash expenses and therefore are helpful to understanding Synplicity’s underlying operational results. Further, these non-GAAP measures are some of the primary measures Synplicity’s management uses for planning and forecasting. These measures should not be considered an alternative to GAAP, and these non-GAAP measures may not be comparable to information provided by other companies.

About Synplicity

Synplicity® Inc. (Nasdaq: SYNP) is a leading supplier of innovative synthesis, verification and physical implementation software solutions that enable the rapid and effective design and verification of semiconductors. Synplicity’s high-quality, high-performance tools significantly reduce costs and time-to-market for FPGA, structured/platform ASIC and cell-based/COT ASIC designers. The company’s underlying Behavior Extracting Synthesis Technology® (BEST™), which is embedded in its logical, physical and verification tools, and has led to Synplicity’s top position in FPGA synthesis, now provides the same fast runtimes and quality of results to ASIC and COT customers. The company’s fast, easy-to-use products support industry standard design languages (VHDL and Verilog) and run on popular platforms. Synplicity employs over 290 people in its 20 facilities worldwide. Synplicity is headquartered in Sunnyvale, California. For more information, visit http://www.synplicity.com.

Forward-Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding Synplicity’s growth, profitability, acceptance of its products, and business outlook for revenue and net income per share. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause Synplicity’s actual financial results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. In some cases, you will be able to identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. Forward-looking statements are only predictions and actual events or results may differ materially. Synplicity cannot provide any assurance that its future results will meet expectations. Synplicity’s operating results could differ materially due to a number of factors, including the performance and quality of both its FPGA and ASIC software products relative to its competitors’ products, the growth of structured/platform ASIC and FPGA markets and the growth of its ASIC synthesis business. For additional information and considerations regarding the risks faced by Synplicity, see its annual report on Form 10-K for the year ended December 31, 2004 and quarterly report on Form 10-Q for the three months ended

March 31, 2005, each as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Although Synplicity believes that the expectations reflected in the forward-looking statements are reasonable, Synplicity cannot guarantee future results, levels of activity, performance or achievements. In addition, neither Synplicity nor any other person assumes responsibility for the accuracy or completeness of these forward-looking statements. Synplicity disclaims any obligation to update information contained in any forward-looking statement.

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Synplicity, Synplify Pro, Identify and Behavior Extracting Synthesis Technology are registered trademarks of Synplicity, Inc. BEST is a trademark of Synplicity Inc. All other names mentioned herein are the trademarks or registered trademarks of their owners.

SYNPLICITY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2005	2004(1)
	(unaudited)
Assets:
Current assets:
Cash, cash equivalents and short-term investments	$52,690	$48,681
Accounts receivable, net	8,685	8,851
Other current assets	1,685	2,167

Total current assets	63,060	59,699
Property and equipment, net	3,076	2,989
Goodwill	1,272	1,272
Intangible assets, net	1,902	2,347
Other assets	756	780

Total assets	$70,066	$67,087

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$1,066	$1,087
Accrued liabilities	1,959	1,398
Accrued compensation	3,200	3,797
Deferred revenue	18,147	15,957

Total current liabilities	24,372	22,239
Shareholders’ equity:
Common stock	55,333	56,107
Additional paid-in capital	3,411	3,452
Deferred stock-based compensation	(32)	(88)
Accumulated deficit	(12,548)	(13,984)
Accumulated other comprehensive loss	(470)	(639)

Total shareholders’ equity	45,694	44,848

Total liabilities and shareholders’ equity	$70,066	$67,087

(1)	Derived from audited financial statements.

SYNPLICITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenue:
License	$8,377	$8,070	$16,353	$15,464
Maintenance	6,806	6,165	13,388	12,269

Total revenue	15,183	14,235	29,741	27,733
Cost of revenue:
Cost of license	161	156	293	359
Cost of maintenance	462	607	918	1,197
Amortization of intangible assets from acquisitions	222	222	445	445

Total cost of revenue	845	985	1,656	2,001

Gross profit	14,338	13,250	28,085	25,732
Operating expenses:
Research and development	6,155	5,821	12,232	11,386
Sales and marketing	5,776	5,607	11,530	11,025
General and administrative	1,688	1,327	3,218	2,490
Stock-based compensation	6	57	15	119

Total operating expenses	13,625	12,812	26,995	25,020

Income from operations	713	438	1,090	712
Other income, net	342	132	614	255

Income before income taxes	1,055	570	1,704	967
Income tax provision	134	101	268	202

Net income	$921	$469	$1,436	$765

Net income per share:
Basic net income per share	$0.04	$0.02	$0.05	$0.03

Shares used in basic per share calculation	26,303	26,073	26,280	25,984

Diluted net income per share	$0.03	$0.02	$0.05	$0.03

Shares used in diluted per share calculation	27,373	27,623	27,608	27,756

SYNPLICITY, INC.

RECONCILIATION OF GAAP NET INCOME TO PRO FORMA NET INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2005	2004	2005	2005	2004
GAAP net income	$921	$469	$515	$1,436	$765
Amortization of intangible assets from acquisitions	222	222	223	445	445
Stock-based compensation	6	57	9	15	119

Pro forma net income	$1,149	$748	$747	$1,896	$1,329

Pro forma net income per share:
Pro forma net income per common share	$0.04	$0.03	$0.03	$0.07	$0.05

Shares used in pro forma per share calculation	27,373	27,623	27,874	27,608	27,756

	Quarter Ending	Year Ending
	September 30, 2005	December 31, 2005
	(Forward-Looking)
GAAP net income per diluted share	$0.05	$0.19
Amortization of intangible assets from acquisitions	0.01	0.03
Stock-based compensation	—	—

Pro forma net income per diluted share	$0.06	$0.22